Exhibit 10.1

Overview of Restructuring of Business Management Agreement with Reit Management & Research LLC (“RMR”)

Senior Housing Properties Trust (“SNH”) and RMR have agreed to restructure the fees payable to RMR under the Business Management Agreement as follows:

•                  The base business management fees paid by SNH to RMR, which are included in SNH’s “G&A” expenses, are currently calculated at the annual rate of approximately 0.5% of the gross historical cost of SNH’s real estate assets. Beginning in 2014, these fees will be calculated on the basis of the lower of: (i) gross historical cost of SNH’s real estate assets or (ii) SNH’s total market capitalization. Market capitalization will include the market value of SNH’s common shares, plus the liquidation preference of preferred shares and the principal amount of debt. The market value of SNH’s common shares will be calculated based on the average shares outstanding multiplied by the average closing share price during the period in which the fees are earned.

•                  Beginning in 2014, 10% of the base business management fees will be paid in common shares of SNH. The amount of SNH common shares granted as part of the base business management fee will be calculated based on the average closing share price during the period in which the fees are earned.

•                  Annual incentive fees payable by SNH to RMR included in SNH’s “G&A” expenses are currently calculated based upon increases in funds from operations (FFO) per share and are paid in common shares of SNH which vest immediately. Beginning in 2014, the incentive fees which may be earned by RMR will be calculated based upon total returns realized by SNH common shareholders (i.e., share price appreciation plus dividends) in excess of benchmarks. The benchmarks will be set by the Compensation Committee of SNH’s Board (which is comprised solely of Independent Trustees) and will be disclosed in SNH’s annual meeting proxy statements. Incentive fees will be paid in common shares of SNH which will vest over a multiyear period and will be subject to a “claw back” in the event of certain material restatements of financial results.  The terms of the incentive fee, including among other things, the measurement periods, targets and benchmarks are to be developed and set by the Compensation Committee.

SNH’s Compensation Committee has directed that a definitive revised Business Management Agreement giving effect to the above restructuring be provided to it for final approval in connection with the Committee’s consideration later this year of the renewal of RMR’s engagement as SNH’s manager.